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                                                                  EXHIBIT 10.16

                          FORM OF MANAGEMENT AGREEMENT


       This MANAGEMENT AGREEMENT (the "Agreement") dated as of October 7, 1999 is made by and between Crown Books Corporation (the "Company") and by its subsidiary(ies); or collectively (the "Companies"), and Zolfo Cooper Management, LLC (the "Manager") a New Jersey limited liability company, and is made in addition to the already existing retention of Zolfo Cooper, LLC by Crown Books Corporation and the Engagement Letter dated July 14, 1999.


                                    RECITALS:


       WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which the Manager will perform management services for the Company, all as set forth more fully in this Agreement.

       NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

       1. Engagement. The Company hereby engages the Manager as an independent contractor to the Company, and the Manager hereby accepts such engagement, on the terms and conditions set forth in this Agreement. The Company is hereby acquiring from the Manager the services of a Senior Member of Zolfo Cooper Management ("Senior Member") as set forth below. All compensation for the services and actions of Senior Member under this Agreement will be paid to Manager.

       2.     Duties.

              (a) The Company represents to the Manager that the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") has entered an order, dated October 7, 1999 (the "Confirmation Order") appended hereto and incorporated herein by reference approving Senior Member as the responsible officer of the Company. The Manager will assign Senior Member to serve as Acting Chief Executive Officer and other staff to perform other services required of the Manager hereunder.

              (b) Pursuant to and except as limited by the terms of the Confirmation Order, Senior Member shall be authorized to make decisions with respect to all aspects of the management and operation of the Company's business, including without limitation organization and human resources, marketing and sales, logistics, finance and administration and such other areas as he may identify, in such manner as he deems necessary or appropriate in his sole discretion consistent with the business judgment rule and the provisions of Delaware law and the United States Bankruptcy Code applicable to the obligations of persons acting on behalf of corporations. Neither Senior Member nor other staff (individually, a, "Representative" and collectively, the "Representatives") shall have any authority to make decisions with respect to executing transactions or otherwise committing the Company or its resources other than in the ordinary course of business unless approved by the Bankruptcy Court (if prior to the Effective




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Date), or otherwise approved by the board of directors of Reorganized Crown (if after the Effective Date).

              (c) The Manager shall cause Senior Member to devote substantially all of his business time to the performance of services for the Company hereunder on behalf of the Manager. The Manager shall not be obligated to cause Senior Member to be available to perform services hereunder for any specific minimum number of hours during any period, it being understood that Senior Member shall be obligated to furnish such hours of service as he deems necessary in his sole discretion to perform his duties on behalf of the Manager hereunder.

              (d) In undertaking to provide the services set forth herein, the Manager does not guarantee or otherwise provide any assurances that it will succeed in restoring the Company's operational and financial health and stability and, except for the amount referenced in Section 4(b) hereof, the Company's obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained by the Manager.

              (e) In view of the Company's present circumstances, the Company acknowledges that Senior Member may be required to make decisions with respect to extraordinary measures quickly and that the depth of his analyses of the information on which his decisions will be based may be limited in some respects due, to the availability of information, time constraints and other factors. Moreover, each Representative shall be entitled, in performing his duties hereunder on behalf of the Manager, to rely on information disclosed or supplied to them without verification or warranty of accuracy or validity.

       3. Term. The term of the Manager's engagement hereunder shall commence on the date hereof and shall continue on a month to month basis until terminated by either party at the end of any such mouth upon written notice to the other party given at least ten days prior to the end of such month. Notwithstanding the foregoing, the Manager's obligation to provide interim management services pursuant to Section 2 hereof is conditioned upon until this Agreement being approved by the Bankruptcy Court.

       4. Compensation. The Manager's compensation hereunder shall consist of the following:

              (a) a monthly fee of $75,000 cash payable in immediately available funds upon execution of this Agreement and on the first day of each month thereafter throughout the term hereof commencing on October 1, 1999, through March 31, 2000; and after which date such monthly fee will be $85,000;

              (b) options for 100,000 shares of stock in the Reorganized Crown at the lesser of $2.50/share or the mean average trading price over the first 20 calendar days (the "Exercise Price"). If a permanent Chief Executive Officer is not found and should ZCM still be retained as of January 1, 2000, ZCM shall be entitled to receive an additional 5,000 share options, at the Exercise Price in Reorganized Crown stock, payable on the first day of the month. Thereafter, on a monthly basis, ZCM will be entitled to receive options for shares in Reorganized Crown stock at the Exercise Price of $2.00 per share with such share options increasing in



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increments of 2,500 shares per mouth (i.e., on February 1, 2000, ZCM will be entitled to receive an additional 7,500 share options, on March 1, 2000 ZCM will be entitled to receive an additional 10,000 share options, etc.) until termination of the ZCM Management Agreement provided that from and after April, 2000, ZCM shall be entitled to 20,000 share options per month at the Exercise Price; and

              (c) reimbursement of the Manager's reasonable out-of-pocket expenses including, but not limited to, costs of travel, reproduction, typing, computer usage, legal counsel (including legal counsel retained to draft and enforce this Agreement), any applicable state sales or excise tax and other direct expenses.

The Company shall pay to the Manager the compensation set forth in Sections 4(a) and 4(c) hereof based upon the submission of monthly invoices by the Manager setting forth the number of hours each day expended by the Representatives on behalf of the Company, a general description of the services provided and a detailed listing of the expenses sought to be reimbursed. The Manager shall be required to file a final fee application at the end of the Chapter 11 cases involving the Company with respect to all amounts paid pursuant to this Agreement prior to the Effective Date. The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by the Manager to the Company hereunder.

       5.     Confidentiality.

              (a) The Company(ies) shall treat any information received from the Manager or a Representative as confidential and, except as specified in this
Section 5(a), will not publish, distribute or otherwise disclose in any manner any information developed by or received from the Manager or a Representative without the Manager's or such Representative's prior written approval. Such approval shall not be required if either (i) the information sought is required to be disclosed by an order binding on the Manager or a Representative and issued by a court having competent jurisdiction over the Manager and such Representative and such information is disclosed only pursuant to the terms of such order or (ii) the information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

              (b) The Manager and each Representative agrees to treat any information received from the Company or its representatives with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from the Company or its representatives without the Company's prior approval. Such approval shall not be unreasonably withheld. The Company's approval is not needed if either the information sought is required to be disclosed by an order binding on ZCM, issued by a court having competent jurisdiction over ZCM (unless such order specifies that the information to be disclosed is to be placed under seal), or such information is otherwise publicly available.

       6. Representations and Warranties. As an inducement to the Manager to enter into this Agreement, the Company represents and warrants to the Manager as follows:



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              (a)    The Company is a corporation duly organized and validly
existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

              (b) Subject to receipt of the approval by the Bankruptcy Court of the execution by the Company of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein nor compliance by the Company with any of the provisions hereof or thereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

              (c) Subject to receipt of the approval by the Bankruptcy Court of the execution by the Company of this Agreement, this Agreement has been duly authorized, executed and delivered by the Debtor and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

              (d) No oral representation made or document furnished to the Manager by any officer, employee or other representative of the Company contains any untrue statement of a material fact or omits to state a fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company that materially and adversely affects or that may reasonably and foreseeably be expected to materially or adversely affect the business, operations, affairs, conditions, prospects or properties of the Company that has not been communicated to the Manager prior to the date hereof.

       7.     Indemnification.

              (a) The Company(ies) shall indemnify and hold harmless the Manager and its principals, employees, representatives or agents (including counsel) (collectively, the "Manager Indemnitees") from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation, the costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any Manager Indemnitee is a party) (any such amount being hereinafter sometimes referred to as an "Indemnifiable Loss"), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement of the Manager by the Company(ies) or the performance by the Manager of any services rendered pursuant to such engagement to the same extent as if Manager were an officer and director of the Company in accordance with Crown's bylaws and Articles of Incorporation.

              (b) If any Manager Indemnitee is required to testify at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by the Manager hereunder, then the Manager shall be entitled to be compensated by the Company for the Manager's associated time charges at the regular hourly



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rates in effect at the time and to be reimbursed for reasonable out-of-pocket expenses, including counsel fees.

              (c) The Company has furnished to Manager a true, correct and complete copy of the Directors, Officers and Corporate Liability Insurance Policy No. 90000396 (the "Policy") issued to the Company by Lloyd's of London (the "Insurer"). The Company represents that the Policy is in full force and effect and that no event has occurred that constitutes or, with the passage of time or notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policy. Promptly and in any event within two business days after the Bankruptcy Court shall have entered an order approving this Agreement, the Company shall notify the Insurer of the appointment of Senior Member as Responsible Officer of the Company. The Company shall cause its insurance broker to send copies of all documentation and other communications regarding the Policy, including without limitation any renewal or cancellation thereof, to the attention of Senior Member. The Company shall maintain directors and officers liability insurance coverage comparable as to terms (including without limitation the provisions of clause 10 of the Policy or any similar provision regarding extension of the discovery period thereunder) and amounts as that provided under the Policy during the term of this Agreement, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer. Upon any cancellation or nonrenewal of the Policy by the Insurer, the Company shall exercise its rights under clause 10 of the Policy to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. The Company shall use commercially reasonable efforts, in connection with the next renewal of the Policy, to negotiate to extend the discovery period set forth in clause 10 of the Policy from one to three years.

       8. Independent Contractor. The parties intend that the Manager shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. The Manager shall not be entitled to any benefits paid by the Company to its employees. The Manager shall be solely responsible for any tax consequences applicable to the Manager by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Manager's performance of management services hereunder. The parties agree that, subject to the terms and provisions of this Agreement, the Manager may perform any duties hereunder and set the Manager's own work schedule without day-to-day supervision by the Company.

       9. Offer of Employment. The Company(ies) agree(s) to promptly notify ZCM if it extends (or solicits the possible interest in receiving) an offer of employment to an employee or principal of ZCM and agrees that it will pay ZCM a fee equal to 150% of the aggregate first year's annualized compensation, including any guaranteed or target bonus, to be paid to ZCM's former principal or employee that the Company hires at any time up to one year subsequent to the date of the final invoice rendered by ZCM with respect to this Management Agreement.



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       10.    Trial. The Company(ies) agree(s) that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of ZCM by the Company(ies) or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and ZCM and these provisions shall be subject to no exceptions. Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

       11. Jurisdiction. The Company(ies) hereby irrevocably and unconditionally (a) submit(s) for itself and its property in any legal action or proceeding relating to the engagement of ZCM by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Courts of the State of New York, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consent(s) that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agree(s) that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth above or at such other address of which ZCM shall have been notified pursuant thereto; (d) agree(s) that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waive(s), to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

       12. Survival of Agreement. Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Indemnification, Compensation, Offer of Employment, Trial, and Jurisdiction sections shall survive the expiration, termination, or supersession of this agreement.

       13. Conflicts. ZCM confirms that none of the principals or staff members of ZCM or of its affiliates, Zolfo Cooper, LLC, and Zolfo Cooper Capital, LLC has any financial interest or business connection with the Company, and ZCM is aware of no conflicts in connection with this agreement herein or the United States Trustee or anyone employed in the Office of the United States Trustee or holds or represents any interest adverse to any such party except that ZCM is connected with the Company by virtue of this agreement and ZCM may represent or have represented certain of the Company's creditors or other parties-in-interest herein, or interests adverse to such creditors or other parties in interest herein, in matters unrelated to these cases, other than the fact that Zolfo Cooper, LLC (an affiliate of ZCM) is currently engaged by Crown Books Corporation as Special Financial Advisors and Bankruptcy Consultants. It is anticipated that such retention will be concurrent with the retention of ZCM. Shenkman Capital Management (an affiliate of which owns approximately 30% of Crown's unsecured claims) has agreed to support fall payment of Zolfo Cooper, LLC's professional fees and expenses incurred in the Crown case and payment of a bonus of options for 100,000 shares



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of stock in the reorganized Crown, such amounts will be in addition to the compensation provisions outlined in Section 4 of the Management Agreement. Additionally, Steven G. Panagos, Principal of Zolfo Cooper Management, LLC and Zolfo Cooper, LLC, has agreed to serve on the Board of Directors of the Reorganized Crown.

       14.    Amendments.     Any amendment to this Agreement shall be made in
writing and signed by the parties hereto.


       15. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

       16. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

       17. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

              If to the Company:

              Crown Books Corporation
              3300 75th Avenue
              Landover, Maryland  20785
              Attention:  Steve Pate

              if for ZCM:

              Zolfo Cooper Management, LLC
              1395 Route 23 South
              Butler, New Jersey  07405
              Attention:  Steven G. Panagos

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

       18. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto



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or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

       IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


                                CROWN BOOKS CORPORATION



                                By:
                                    -------------------------------------
                                    Name:
                                    Title:


                                ZOLFO COOPER MANAGEMENT, LLC



                                By:
                                   --------------------------------------
                                    Name:
                                    Title:


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